Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-153771 on Form S-8 of Bank of America Corporation and the Registration Statement No. 333-41425 and No. 333-85421 on Form S-8 of Merrill Lynch & Co., Inc., each filed with the Securities and Exchange Commission, pertaining to the Merrill Lynch & Co., Inc. 401(k) Savings & Investment Plan of our report dated June 21, 2012, with respect to the financial statements and supplemental schedule of the Merrill Lynch & Co., Inc.
401(k) Savings & Investment Plan included in the Annual Report (Form 11-K) as of December 31, 2011 and for the year then ended.

/s/ Morris, Davis & Chan LLP

Charlotte, North Carolina

June 21, 2012

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